UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    December 1, 2006

OPTION CARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19878	36-3791193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

485 Half Day Road, Suite 300
Buffalo Grove, Illinois		60089
(Address of Principal Executive Offices)		(Zip Code)

(847) 465-2100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02:  Unregistered Sales of Equity Securities.

On March 13, 2006, we entered into a definitive agreement to acquire the membership interests in Trinity Homecare, LLC, a provider of home pharmacy services in New York (“Trinity”). A portion of the purchase price for this business was paid in shares of Option Care common stock to Trinity’s managing members (the “Managing Members”).  A total of 559,700 shares were issued at a total value of approximately $7.5 million, or $13.40 per share.  Pursuant to terms contained in the definitive agreement, we repurchased these shares on November 9, 2006 for $7,553,900 or $13.50 per share.

On December 1, 2006, we agreed to an amendment to the definitive agreement for our acquisition of the membership interests in Trinity Healthcare, LLC.  Pursuant to the terms of this amendment, within ten business days we will issue 559,700 shares of our common stock valued at approximately $13.50 per share to the Managing Members in exchange for $7,553,900 in cash, which amount was paid into escrow on December 1, 2006.  The issuance of these shares is subject to approval by Option Care’s Board of Directors.  In the event that the shares are not issued within ten business days, the funds will be returned to the Managing Members.  The shares are being issued pursuant to the exemption from registration provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTION CARE, INC.

By:	/s/ Paul Mastrapa
Paul Mastrapa
Senior Vice President and
Chief Financial Officer

Dated:  December 7, 2006